                    Variables Terms for Stock Purchase Agreements



     The Stock Purchase Agreements with Dona D. Ray, Davis Marksbury, Jr. and Daniel J. Kloiber are all identical except for the differences in the dollar amounts in Sections 1.1 and 1.2 of the Agreements, as follows:


Section 1.1:                                 Section 1.1(a):
Ray: 3,200 company shares                    Ray: $876,000
Marksbury: 4,800 shares                      Marksbury: $1,314,000
Kloiber: 2,000 shares                        Kloiber: $547,500


Section 1.1(b):                              Section 1.1(c):
Ray: 80,000 shares                           Ray: $12,000
Marksbury: 120,000 shares                    Marksbury: $18,000
Kloiber: 50,000 shares                       Kloiber: $7,500


Section 1.1(d):                              Section 1.1(e):
Ray: $480,000                                Ray: $555,000
Marksbury: $720,000                          Marksbury: $720,000
Kloiber: $300,000                            Kloiber: $225,000


Section 1.1(f):                              Section 1.2(a)(i):
Ray: 9.83%                                   Ray: 38% and $760,000
Marksbury: 37.82%                            Marksbury: 10% and $200,000
Kloiber: 52.35%                              Kloiber: 2% and $40,000

Section 1.2(a)(ii):                          Section 1.2(b):
Ray: 24% and $160,000                        Ray: 38% and 24%
Marksbury: 36% and $240,000                  Marksbury: 10% and 36%
Kloiber: 15% and $100,000                    Kloiber: 2% and 15%

                                                                   Exhibit 10.1

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                              STOCK PURCHASE AGREEMENT

                                    BY AND AMONG

                                  INTERLEAF, INC.

                     PDR AUTOMATED SYSTEMS & PUBLICATIONS, INC.

                                        AND

                                    DONA D. RAY

                            DATED: As of August 31, 1998


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                              STOCK PURCHASE AGREEMENT

                                 TABLE OF CONTENTS

ARTICLE 1. PURCHASE AND SALE OF STOCK. . . . . . . . . . . . . . . . . . . . . . . 1

     1.1 Purchase of Company Shares. . . . . . . . . . . . . . . . . . . . . . . . 1

     1.2 Adjustment of Installment Payments. . . . . . . . . . . . . . . . . . . . 2

     1.3 Form of Payment of Installment Payments . . . . . . . . . . . . . . . . . 3

     1.4 Procedures With Respect to Adjustments to Installment Payments. . . . . . 3

     1.5 Price and Liquidity Protection. . . . . . . . . . . . . . . . . . . . . . 4

     1.6 Time and Place of Closing . . . . . . . . . . . . . . . . . . . . . . . . 5

     1.7 Delivery of Company Shares. . . . . . . . . . . . . . . . . . . . . . . . 5

     1.8  Post-Closing Delivery of Closing Date Balance Sheet. . . . . . . . . . . 6

     1.11 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

     1.12 Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER. . . . . . . . 6

     2.1 Organization and Qualification of Company . . . . . . . . . . . . . . . . 6

     2.2 Capitalization of Company; Title to Stock . . . . . . . . . . . . . . . . 7

     2.3 Other Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

     2.4 Authorization of Transaction. . . . . . . . . . . . . . . . . . . . . . . 7

     2.5 Present Compliance with Obligations and Laws. . . . . . . . . . . . . . . 8

     2.6 No Conflict of Transaction With Obligations and Laws. . . . . . . . . . . 8

     2.7 Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . 8

     2.8 Absence of Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . 9

     2.9 Conduct of Business; Absence of Certain Changes . . . . . . . . . . . . . 9

     2.10 Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

     2.11 Title to Properties; Liens; Condition of Properties. . . . . . . . . . . 11

     2.12 Collectibility of Receivables. . . . . . . . . . . . . . . . . . . . . . 12

                                        Page i


     2.13 Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

     2.14 Intellectual Property Rights . . . . . . . . . . . . . . . . . . . . . . 13

     2.15 Contracts and Commitments. . . . . . . . . . . . . . . . . . . . . . . . 14

     2.16 Labor and Employee Relations . . . . . . . . . . . . . . . . . . . . . . 16

     2.17 Employee Benefits and ERISA. . . . . . . . . . . . . . . . . . . . . . . 17

     2.18 Government Authorizations. . . . . . . . . . . . . . . . . . . . . . . . 19

     2.19 Warranty or Other Claims . . . . . . . . . . . . . . . . . . . . . . . . 19

     2.20 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

     2.21 Borrowings and Guarantees. . . . . . . . . . . . . . . . . . . . . . . . 20

     2.22 Financial Service Relations and Powers of Attorney . . . . . . . . . . . 20

     2.23 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

     2.24 Minute Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

     2.25 Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

     2.26 Transactions with Interested Persons . . . . . . . . . . . . . . . . . . 20

     2.27 Absence of Sensitive Payments. . . . . . . . . . . . . . . . . . . . . . 21

     2.28 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . 21

     2.29 Investment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

     2.30 Disclosure of Material Information . . . . . . . . . . . . . . . . . . . 21

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . 21

     3.1 Organization of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . 22

     3.2 Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

     3.3 Authorization of Transaction. . . . . . . . . . . . . . . . . . . . . . . 22

     3.4 No Conflict of Transaction with Obligations and Laws. . . . . . . . . . . 22

     3.5 Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE 4. COVENANTS OF THE COMPANY AND THE SELLER . . . . . . . . . . . . . . . . 23

     4.1 Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

                                       Page ii


     4.2 Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . 25

     4.3 Governmental Permits and Approvals; Consents. . . . . . . . . . . . . . . 25

     4.4 Assignment of Contracts . . . . . . . . . . . . . . . . . . . . . . . . . 25

     4.5 Maintenance of Government Authorizations. . . . . . . . . . . . . . . . . 26

     4.6 Collection of Receivables . . . . . . . . . . . . . . . . . . . . . . . . 26

     4.7 Risk of Loss. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

     4.8 Employee/Contractor Compensation. . . . . . . . . . . . . . . . . . . . . 26

     4.9 Breach of Representations and Warranties. . . . . . . . . . . . . . . . . 26

     4.10 Consummation of Agreement. . . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE 5. COVENANTS OF THE BUYER. . . . . . . . . . . . . . . . . . . . . . . . . 27

     5.1 Breach of Representation and Warranties . . . . . . . . . . . . . . . . . 27

     5.2 Offers of Employment. . . . . . . . . . . . . . . . . . . . . . . . . . . 27

     5.3 Consummation of Agreement . . . . . . . . . . . . . . . . . . . . . . . . 27

     5.4 Collection of Receivables . . . . . . . . . . . . . . . . . . . . . . . . 27

ARTICLE 6. CONDITIONS TO OBLIGATIONS OF BUYER. . . . . . . . . . . . . . . . . . . 27

     6.1 Due Diligence Review. . . . . . . . . . . . . . . . . . . . . . . . . . . 27

     6.2 Representations; Warranties; Covenants. . . . . . . . . . . . . . . . . . 27

     6.3 Receipt of Deliverables . . . . . . . . . . . . . . . . . . . . . . . . . 28

     6.4 Parallel Agreements With Other Sellers. . . . . . . . . . . . . . . . . . 28

     6.5 Available Cash. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

     6.6 Employment of Key Employees . . . . . . . . . . . . . . . . . . . . . . . 28

     6.7 Employment and Non-Competition Agreements . . . . . . . . . . . . . . . . 28

     6.8 Opinion of Sellers' Counsel . . . . . . . . . . . . . . . . . . . . . . . 28

     6.9 Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . 28

     6.10 Absence of Certain Litigation. . . . . . . . . . . . . . . . . . . . . . 28

     6.11 No Bankruptcy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

                                       Page iii



ARTICLE 7. CONDITIONS TO OBLIGATIONS OF THE SELLER . . . . . . . . . . . . . . . . 29

     7.1 Due Diligence Review. . . . . . . . . . . . . . . . . . . . . . . . . . . 29

     7.2 Representations; Warranties; Covenants. . . . . . . . . . . . . . . . . . 29

     7.3 Receipt of Deliverables . . . . . . . . . . . . . . . . . . . . . . . . . 29

     7.4 Employment Agreement and Non-Competition Payment. . . . . . . . . . . . . 30

     7.5 Opinion of Buyer's General Counsel. . . . . . . . . . . . . . . . . . . . 30

     7.6 Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . 30

ARTICLE 8. INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

     8.1 Indemnification by Seller . . . . . . . . . . . . . . . . . . . . . . . . 30

     8.2 Indemnification by Buyer. . . . . . . . . . . . . . . . . . . . . . . . . 32

     8.3 Defense of Third Party Actions. . . . . . . . . . . . . . . . . . . . . . 33

     8.4 Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

     8.5 Payment of Indemnification. . . . . . . . . . . . . . . . . . . . . . . . 34

ARTICLE 9. TERMINATION OF AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . 34

     9.1 Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

     9.2 Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . 34

     9.3 Right to Proceed. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

ARTICLE 10. DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

ARTICLE 11. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

     11.1 Survival of Warranties . . . . . . . . . . . . . . . . . . . . . . . . . 39

     11.2 Right to Offset. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

     11.3 Sale or Change in Control of Buyer . . . . . . . . . . . . . . . . . . . 39

     11.4 Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

     11.5 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

     11.6 Publicity and Disclosures. . . . . . . . . . . . . . . . . . . . . . . . 42

     11.7 Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

                                       Page iv



     11.8 Time Period. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

     11.9 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

     11.10 Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

     11.11 Assignability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

     11.12 Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

     11.13 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

     11.14 Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

     11.15 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

     11.16 Effect of Table of Contents and Headings. . . . . . . . . . . . . . . . 44

                                        Page v

                               STOCK PURCHASE AGREEMENT

               AGREEMENT entered into effective as of the 31st day of August, 1998, among Interleaf, Inc., a Massachusetts corporation ("Buyer"), PDR Automated Systems & Publications, Inc., a Kentucky corporation (the "Company"), and Dona D. Ray of Nicholasville, Kentucky (the "Seller").

                                      RECITALS

               WHEREAS, the Seller and certain other persons identified on
Schedule 2.2 hereto (collectively referred to herein as the "Sellers") collectively own all of the outstanding shares of Common Stock, no par value per share, of the Company (the "Company Shares"); and

               WHEREAS, Buyer wishes to acquire all of the outstanding capital stock of the Company; and

               WHEREAS, each Seller has separately negotiated to sell his or her Company Shares to Buyer;

               NOW, THEREFORE, in consideration for the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.     PURCHASE AND SALE OF STOCK.

1.1 Purchase of Company Shares. Subject to the provisions of this Agreement, the Seller agrees to sell, and Buyer agrees to purchase, at the Closing (as herein defined) Three Thousand Two (3,200) Company Shares, and to pay for such Company Shares the following amounts (the "Purchase Price"):

           (a) At the Closing, the amount of Eight Hundred Seven-Six Thousand Dollars ($876,000.00)payable in cash by certified check or wire transfer of immediately available funds;

           (b) At the Closing, delivery to Seller of a six month Stock Purchase Warrant to purchase Eighty Thousand (80,000) shares of Common Stock of the Buyer at an exercise price of $2.85, such Warrant to be substantially in the form of Exhibit A hereto;

           (c)  On February 28, 1999, the amount of Twelve Thousand
Dollars ($12,000.00) payable in cash by certified check or wire transfer of immediately available funds;

           (d) On March 31, 1999, the amount of Four Hundred Eighty Thousand Dollars ($480,000.00), subject to adjustment as provided in
Section 1.2 below (the "First Installment Payment");

           (e)  On September 30, 1999, the amount of Five Hundred
Fifty-Five Thousand Dollars ($555,000.00), subject to adjustment as provided in Section 1.2 below (the "Second Installment Payment"); and

               (f) An amount equivalent to 9.83% of any and all monies received by the Company from Pitney Bowes Inc. in satisfaction of the Pitney Bowes Receivable which appears on the Closing Date Balance Sheet and which is due from Pitney Bowes Inc. on or before January 31, 1999. This payment is contingent upon the Company's receipt of the Pitney Bowes Receivable and is due within ten days of the Company's receipt of said Pitney Bowes Receivable.
 In the event Pitney Bowes Inc. defaults in its payment of the Pitney Bowes Receivable, the Buyer agrees to notify the Seller of the default and to work cooperatively with the Seller to collect the Pitney Bowes Receivable. The Buyer's and Company's cooperation shall include taking the steps commercially reasonably necessary to allow the Seller to collect the Pitney Bowes Receivable in the name of the Seller, including, but not limited to, the Seller enforcing collection of the receivable in the Company's name and the assignment of all Company's and Buyer's right, title and interest in and to the Pitney Bowes Receivable to the Sellers. Notwithstanding anything to the contrary in this Agreement, this payment is not subject to any setoff by the Buyer. In addition, the Buyer shall not take any action to defer or hinder the receipt of payment from Pitney Bowes Inc. as currently scheduled. The Pitney Bowes Receivable may not be used by Buyer as collateral security for any reason.

Certain capitalized terms used herein and not otherwise defined are defined in
Article 10.

1.2 Adjustment of Installment Payments. The Installment Payments payable under Sections 1.1(d) and (e) above shall be subject to adjustment as set forth below:

       (a) The amount of the First Installment Payment shall be adjusted as follows:

         (i) It shall be increased by 38% of the amount, if any, by which Key Location Revenue recognized by Buyer during the First Installment Period exceeds $1,500,000; provided, that the First Installment Payment shall not be increased by more than Seven Hundred Sixty Thousand Dollars ($760,000.00); and

       (ii) It shall be reduced by 24% of the amount, if any, by which Key Location Revenue recognized by Buyer during the First Installment Period is less than $1,500,000; provided, that the amount of the First Installment Payment shall not be reduced below One Hundred Sixty Thousand Dollars ($160,000.00);

       (b) The amount of the Second Installment Payment shall be the amount calculated as follows (but shall not be less than zero): (i) calculate the amount by which Key Location Revenue is less than or more than $3,000,000 for the Combined Installment Period; (ii) multiply that amount by 38% if it is a positive number or by 24% if it is a negative number; (iii) add that amount to $3,000,000 if it is positive or subtract it from $3,000,000 if it is negative; and (iv) subtract the amount of the First Installment Payment.

       (c) The adjustment of any Installment Payment based upon the level of Key Location Revenues is premised upon compliance by both Buyer and Sellers with written agreement to be entered into (which shall constitute an Ancillary Agreement) in which they will agree on certain operational management issues during the Combined Installment Period.

1.3  Form of Payment of Installment Payments.

     (a) Subject to paragraph (b), below, Buyer shall make payment of the First Installment Payment and the Second Installment Payment by causing to be delivered to Seller that number of duly authorized, validly issued, fully paid and non-assessable shares of Buyer's Common Stock, $.10 par value per share ("Buyer Common Stock"), which have a Market Value on the date of delivery of such shares equal to the amount due. (Those shares of Buyer Common Stock delivered in payment of any Installment Payment to any of Sellers are hereafter referred to as "Interleaf Shares.") Buyer may not make payment to Seller in the form of Interleaf Shares unless a registration statement under the Securities Act covering the resale of such Interleaf Shares shall have been declared effective by the SEC.

     (b) Notwithstanding paragraph (a), above, Buyer may make payment of either Installment Payment in the form of cash rather than Interleaf Shares if:

     (i) on the due date for payment of such Installment Payment, notwithstanding reasonable efforts by Buyer, a registration statement under the Securities Act covering resale of such Interleaf Shares shall not have been declared effective by the SEC; or

     (ii) on the due date for payment of such Installment Payment or on any one of the three trading days immediately preceding such due date, the Market Value of Buyer's Common Stock is equal to or less than $2.85 per share.

1.4  Procedures With Respect to Calculation of Adjustments to Installment
Payments.

     (a) Buyer will calculate the Key Location Revenue for each fiscal quarter of the Combined Installment Period (the quarters ended on the last day of November 1998 and February, May and August 1999) and Buyer's Chief Financial Officer shall deliver a report to Seller certifying as to the Key Location Revenues for that period not later than 20 calendar days after the end of the period.

     (b) Seller shall have the right by notice to Buyer within sixty (60) days after the end of either Installment Period to have an audit of the Key Location Revenue for either the First Installment Period or the Combined Installment Period performed by an independent public accounting firm of its choice, provided that it shall consider in good faith a proposal by PricewaterhouseCoopers LLC for such engagement. The expenses of that audit will be borne by Seller and not by the Buyer, unless the amount owed to Seller as determined by such independent auditing firm is determined to be 10% or more larger than the amount certified by Buyer's Chief Financial Officer; in which case Buyer shall reimburse Seller for the cost of the audit.

 1.5 Price and Liquidity Protection

     (a) If the Seller receives Interleaf Shares as payment of either Installment Payment, the Seller agrees to attempt in good faith to sell such Interleaf Shares during the applicable Selling Period as follows:

     (i) Seller shall coordinate his/her sales during the applicable Selling Period with those of all other Sellers through a single registered broker/dealer;

    (ii) the Sellers collectively shall offer during each week of the applicable Selling Period to sell between 5% and 10% of the aggregate number of Interleaf Shares delivered to all Sellers at the beginning of such Selling Period; provided, that the Sellers collectively shall not, without Buyer's consent, offer to sell more than either (A) 125% of the Average Daily Volume (measured on the first trading day of that week) during any given week, or (B) the lesser of (x) 5% of all Interleaf Shares delivered on the first day of that Selling Period, or (y) 50% of the Average Daily Volume on any given trading day;

   (iii) the price at which any Interleaf Share are offered for sale shall be not less than the volume-weighted average of the averages of the high and low reported trading prices of Buyer Common Stock on the Nasdaq National Market for the ten trading days preceding the day that such Interleaf Shares are offered for sale; and

     (iv) none of the Sellers shall directly, indirectly or through any of their respective family members, affiliates, employees or agents, or anybody acting on their behalf, engage in any short sales, swaps, purchasing of puts, or other hedging activities, that involve the direct or indirect use of Buyer Common Stock or securities derivative from Buyer Common Stock, for any reason.

     (b) The inability of the Seller to sell any portion of the Interleaf Shares because of the price and volume limitations set forth in paragraph (a) above shall not constitute failure to comply with the obligation to endeavor to sell Seller's Interleaf Shares for purposes of this Section 1.5.

     (c) If the Sellers reasonably comply with their obligations to sell the Interleaf Shares in the manner described above, and provided that the other terms and conditions of this Agreement are satisfied, Buyer agrees that on the first business day following the completion of the applicable Selling Period, Buyer will:

     (i) pay to Seller an amount equal to ninety percent (90%) of (A) the applicable Installment Payment minus the aggregate gross proceeds received by the Seller from the sale of the his/her Interleaf Shares during such Selling Period, multiplied by (B) the percentage of Interleaf Shares in that Installment that were actually sold by Seller; and

     (ii) offer to repurchase from Seller any Interleaf Shares which were not sold during such Selling Period at a price per share equal to the-then current Market Value for Buyer Common Stock; provided, however, that such repurchase price shall not be less than 90% nor more than 110% of the Market Value of the Buyer Common Stock on the date of delivery of the Interleaf Shares as payment for that Installment.

     (d) Seller may, by written notice to Buyer before the close of business on the first trading day of any week, elect not to sell some or all of the Interleaf Shares otherwise to be offered during that week (such number to be not less than 5% or more than 10% of the aggregate number of Interleaf Shares delivered at the beginning of the applicable Selling Period). Any shares so elected shall not be considered as sold for purposes of paragraph (c)(i) above and shall no longer be eligible for repurchase under paragraph (c)(ii) above.

     (e) As security for Buyer's obligations under this Section 1.5, Buyer shall deliver to Seller at the time of making the First Installment Payment, and thereafter shall maintain in place until the payment of amounts due under
Section 1.5(c), collateral to secure its obligations hereunder with a value equal to 25% of the amount of the Installment Payments remaining unpaid from time to time (without taking into account adjustment under Section 1.2), reduced by the Market Value of any Interleaf Shares removed from the selling programs under paragraph (d) above. This collateral security shall be in the form of an irrevocable stand-by letter of credit or other form reasonably satisfactory to the Seller.

1.6 Time and Place of Closing. The Closing shall be held at the offices of Brown, Rudnick, Freed & Gesmer at 10:00 a.m., on September 8, 1998, or at such other place, date or time as may be fixed by mutual agreement of the parties (the "Closing Date"); provided, however, that in no event shall the Closing Date be extended beyond September 15, 1998.

1.7 Delivery of Company Shares. At the Closing, the Company and/or Seller shall deliver or cause to be delivered to Buyer, among other things:

     (a) certificates for all Seller's Company Shares, duly endorsed in blank for transfer, or with stock powers attached duly executed in blank, with all signatures notarized or, at the election of Buyer, guaranteed;

     (b) such other documents as may be required to effect a valid transfer of the Company Shares by the Seller, free and clear of any and all Encumbrances under Article 8 of the Uniform Commercial Code of the Commonwealth of Massachusetts or otherwise;

     (c) general releases by all officers, directors and stockholders of the Company of any liability of the Company to them, or any claim that they may have against the Company, including without limitation claims for accrued but unpaid compensation, vacation and benefits; and

     (d) such other documents as may be required elsewhere in this Agreement or may be reasonably requested by counsel to Buyer.

1.8  Post-Closing Delivery of Closing Date Balance Sheet.

     (a) Within forty-five (45) days after the Closing, the independent public accountants of the Seller will at the Buyer's request and expense prepare and deliver to each of the parties to this Agreement a report (the "Closing Report") which includes (i) a balance sheet of the Company as of the Closing Date prepared in conformance with generally accepted accounting principles applied in a manner consistent with manner applied in the financial statements delivered pursuant to Section 2.7 of this Agreement (the "Closing Date Balance Sheet"), and (ii) a calculation of the amount, if any, by which either the net book value or the cash and cash equivalents as of the Closing Date were less than the amounts required by Section 6.4 hereof.

     (b) The Buyer and the Sellers will be afforded a period of thirty (30) days after given it to review the Closing Report. Within ten (10) days after the end of that review period, the Sellers shall be jointly and severally obligated to deliver to the Buyer an amount equal to the amount which would have been necessary to add to the Company's cash on the Closing Date so that
(i) the net book value of the Company on the Closing Date would have been not less than $1,376,000, and (ii) cash and cash equivalents on the Closing would have been not less than $440,000. The parties may agree on a holdback from the payment under Section 1.1(a) until the Closing Date Balance Sheet is delivered.

1.9 Further Assurances. Company and the Seller from time to time after the Closing, at the request of Buyer and without further consideration, shall execute and deliver such further instruments of transfer and assignment (in addition to those delivered under Section 1.7) and take such other action as Buyer may reasonably require to more effectively transfer the Company Shares to the Buyer.

1.10 Tax Returns. Seller, together with the other Sellers, shall caused to be prepared and filed on behalf of the Company by the due date therefor a tax return for the short taxable year of the Company as an S corporation terminating effective as of August 31, 1998 and shall not file any election to report on any basis other than the closing of the books method. Sellers shall be responsible to pay or accrue as of the Closing Balance Sheet Date all taxes due for such short taxable year under federal, state and local law.


ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER.

     The Company and the Seller hereby jointly and severally represent and warrant to Buyer as follows:

2.1 Organization and Qualification of Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Kentucky, with full power and authority to own, operate or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Copies of the Company's Charter, certified by the Secretary of State of Kentucky, and of the Company's bylaws as amended to date, certified by the Company's

Secretary, which are attached as Schedule 2.1 hereto, are complete and correct. The Company is duly qualified to do business and in good standing as a foreign corporation in each of the jurisdictions identified on Schedule
2.1 and it is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction.

2.2  Capitalization of Company; Title to Stock.

     (a) The authorized capital stock of the Company consists of 10,000 shares of Common Stock, no par value, all of which are validly issued and outstanding. The issuance of all of such issued and outstanding shares was duly authorized and all such shares are fully paid and nonassessable, were issued in compliance with applicable Federal and state securities laws, and were not issued in violation of any person's preemptive rights. There are no shares of capital stock reserved for any purpose. There are no (i) outstanding or authorized subscriptions, warrants, options or other rights granted by the Company or any Seller to purchase or acquire, or preemptive rights with respect to the issuance or sale of, the capital stock of the Company, or which obligate or may obligate the Company to issue any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of its capital stock, (ii) other securities of the Company directly or indirectly convertible into or exchangeable for shares of capital stock of the Company, (iii) agreements relating to the voting of the Company's capital stock, (iv) restrictions on the transferability of the Company's capital stock (by agreement, charter, statute or otherwise), or (v) other agreements between the Seller and any other person relating to the Company Shares. No "phantom" stock, stock appreciation rights or agreements or similar rights or agreements exist which are intended to confer on any person rights similar to any rights accruing to owners of Company Shares.

     (b) Seller is the record and beneficial owner of the number of Company Shares set forth next to his/her name on Schedule 2.2 hereto and is in possession of the certificates evidencing such ownership. Seller does not own of record or beneficially any other shares of capital stock of the Company, or any rights, options, or warrants with respect thereto. The Company Shares to be delivered by Seller to Buyer pursuant to this Agreement will be, when delivered, duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of all Encumbrances under Article 8 of the Uniform Commercial Code of the State of Kentucky or otherwise.

2.3 Other Investments. The Company does not own any securities issued by any other business organization or governmental authority. The Company is not a partner or participant in any joint venture or partnership of any kind.

2.4 Authorization of Transaction. The Company has the full power and authority to execute and deliver this Agreement and any Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby. The Seller has the unrestricted and absolute power, authority and capacity to execute and deliver this Agreement and the Ancillary Agreements to which he/she is a party and to perform his/her obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby. All necessary action, corporate or otherwise, has been taken by Seller and the Company to authorize the execution, delivery and performance of this

Agreement and each of the Ancillary Agreements and the transactions contemplated hereby and thereby. The Agreement has been, and each Ancillary Agreement will be at the Closing, duly executed and delivered by the Company and Seller and the Agreement and each Ancillary Agreement is, or upon the Closing will be, the legal, valid and binding obligation of the Company and Seller if a party thereto, enforceable against the Company and Seller in accordance with its terms.

2.5 Present Compliance with Obligations and Laws. The Company is not: (a) in violation of its Charter or bylaws; (b) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice) affords to any person the right to accelerate any indebtedness or terminate any right; (c) in default of or in breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (d) in violation of any Court Orders or any Government Authorization that is held by the Company applicable to it or its business or assets. The Company has conducted and is now conducting its business and the ownership and operation of its assets in compliance with all Laws. The Company has not received any written notice or complaint of violations or alleged violations of Law in the last three (3) years.

2.6  No Conflict of Transaction With Obligations and Laws.

     (a) Except as set forth on Schedule 2.6, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement, nor the performance of the transactions contemplated hereby and thereby, will:
(i) contravene, conflict with, or constitute a breach or violation of any provision of the Charter or bylaws of the Company or any resolutions of the Company's Board of Directors; (ii) require any consent, approval or authorization of or declaration, filing or registration with any person (other than a governmental agency as described in paragraph (b) below), including consents of parties to loans, contracts, leases, licenses and other agreements; (iii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which the Company is a party, or give any person the right to accelerate any indebtedness or terminate, modify or cancel any right; (iv) constitute (with or without the passage of time or giving of notice) a default under or breach of any other agreement, instrument or obligation to which the Company is a party or by which it or its assets are bound; (v) result in the creation of any Encumbrance upon any Company Shares or any of the assets of the Company; (vi) contravene, conflict with, or result in a violation of any Court Order or Law, or give any Government Authority, or any other person, the right to exercise any remedy or obtain any relief under any Court Order or Law, to which the Company or Sellers are subject or by which the properties or assets of the Company are bound, or (vii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Government Authorization.

     (b) The execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Company and Sellers do not require any Governmental Authorization, except for those which are set forth on
Schedule 2.6.

2.7  Financial Statements.

(a) Attached as Schedule 2.7(a) hereto are the following financial statements of the Company, together with all related compilation, review or audit reports issued by the Company's independent certified public accountants with respect thereto, all of which are complete and correct and present fairly the assets, liabilities, and financial position of the Company on the date thereof, and the results of operations and changes in the financial condition of the Company for the periods covered thereby, and such financial statements have been prepared in accordance with generally accepted accounting principals ("GAAP") consistently applied throughout the periods involved and prior periods: substantially final drafts of the Audited Consolidated Balance Sheet, Statement of Profit and Loss, Statement of Changes in Stockholders Equity and Statement of Cash Flows for the calendar years 1996 and 1997 and for the six month period ended June 30, 1998. The draft audited balance sheet of the Company dated June 30, 1998 included in such financial statements is referred to herein as the "Base Balance Sheet". The final audited statements will be delivered within twenty (20) days after Closing.

     (b) The books of account of the Company for the period of the financial statements referred to in paragraph (a) are complete and correct in all material respects and have been maintained on a consistent basis. All auditor's letters to management of the Company for that period and other significant correspondence from or to such auditors during such period, if any, are attached to Schedule 2.7(b).

2.8 Absence of Undisclosed Liabilities. The Company has no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due), except: (a) liabilities stated or adequately reserved against on the Base Balance Sheet: or (b) liabilities incurred since the Base Balance Sheet Date in the ordinary course of business consistent with past practices which, to the extent in excess of $7,500 with respect to any individual item, are set forth on Schedule 2.8 (none of which is a claim for breach of contract, breach of duty, breach of warranty, tort, or infringement of an intellectual property right). There is no fact which materially adversely affects, or may in the future (so far as can now be reasonably foreseen), materially adversely affect, the business, properties, operations or conditions of the Company which has not been specifically disclosed herein or on a schedule hereto.

2.8  Conduct of Business; Absence of Certain Changes.  Except as set forth on
Schedule 2.9, since the Base Balance Sheet Date, Sellers and the Company have conducted the business of the Company only in the ordinary course of business, consistent with prior practices and, whether or not in the ordinary course of business, there has not been any change in the financial condition, including working capital, earnings, reserves, properties, assets, liabilities, business or operations, of the Company which change, by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to the Company. Without limiting the generality of the foregoing, except as disclosed on Schedule 2.9, since the Base Balance Sheet Date there has not been:

     (a)  any amendment to the Charter or bylaws of the Company;

     (b) any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others;

     (c) any Encumbrance placed on any of the properties of the Company which remains in existence on the date hereof;

     (d) any obligation or liability incurred by the Company other than obligations and liabilities incurred in the ordinary course of business consistent with past practice (none of which is a claim for breach of contract, breach of duty, breach of warranty, tort or infringement of an intellectual property right);

     (e) any sale or other disposition, or any agreement or other arrangement for the sale or other disposition, of any of the properties or assets of the Company other than in the ordinary course of business;

     (f) any capital expenditure or commitment in excess of $2,500 with respect to any individual item or in excess of $50,000 with respect to all such items, or any lease or agreement to lease any assets with an annual rental in excess of $2,500 with respect to any individual item or in excess of $50,000 with respect to all such items;

     (g) any damage, destruction or loss, whether or not covered by insurance, of any of the assets or business of the Company;

     (h) any labor trouble or claim of unfair labor practices involving the Company;

     (i) any change in the compensation or other amounts payable or to become payable by the Company to any of its officers, employees or agents other than compensation adjustments to persons who are not officers, directors or stockholders made in the ordinary course of business consistent with past practice; or any change in any bonus, pension or profit sharing payment, entitlement or arrangement made to or with any of such officers, employees or agents; or any grant of any loans or severance or termination pay; or any entrance into or variation of the terms of any employment agreement or adoption of or increase in, the benefits under any Benefit Plan;

     (j) any change with respect to the management or supervisory personnel of the Company;

     (k) any payment or discharge of a material lien, claim, obligation or liability of the Company which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

     (l) any obligation or liability incurred by the Company to any of its officers, directors or shareholders or any loans or advances made by the Company to any of its officers, directors or shareholders, except normal compensation and expense allowances payable to officers;

     (m) any write-downs of the value of any inventory (including write-downs by reason of shrinkage or mark-down) or write-offs as uncollectible of any notes or accounts receivable, except for write-downs or write-offs that are in the aggregate less than $10,000 and are incurred in the ordinary course of business;

     (n) any disposal, sale, assignment, license or lapse of any rights to the use of any trademark, tradename, patent, copyright, license or disposal, sale, assignment, or license of or disclosure to any person other than Buyer of any trade secret, technology, formula, process, know-how or other confidential information not theretofore a matter of public knowledge other than pursuant to confidentiality agreements;

     (o)  any change in any method of accounting or accounting practice; or

     (p) any agreement, whether in writing or otherwise, to take any action described in this Section 2.9.

2.10  Payment of Taxes.  Except as set forth on Schedule 2.10:

     (a) The Company has duly and timely filed all Tax Returns with respect to all Taxes. All of the Tax Returns are complete and correct in all respects. The Federal and state Tax Returns filed by the Company for the most recent five (5) fiscal years are listed on Schedule 2.10 and have been delivered to the Buyer. All Taxes shown to be due on such Tax Returns have been paid or are being contested in good faith by the Company and such contest is being diligently pursued, all of which contested Taxes are listed on Schedule 2.10. With respect to all other Taxes for which no return is required or which have not yet accrued or otherwise become due, adequate provision has been made in the pertinent financial statements referred to in
Section 2.7 above (as of the date thereof). All Taxes and other assessments and levies which the Company is required to withhold or collect have been withheld or collected and paid over or will be paid over to proper governmental authorities as required. All transfer, excise and other Taxes payable to any jurisdiction by reason of the surrender of the Company Shares pursuant to this Agreement shall be paid or provided for by Sellers after the Closing out of the consideration payable by Buyer hereunder.

     (b) The Tax Returns have been examined by the Internal Revenue Service only for calendar year 1994. They have never been examined by the States of Kentucky, California, Massachusetts or North Carolina. The Company is not aware of any intention on the part of any Governmental Authority to examine any of the Tax Returns. No deficiencies have been asserted or assessments made against the Company, nor is the Internal Revenue Service nor any other Governmental Authority now asserting or, to the knowledge of the Company or any Seller, threatening to assert against the Company any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. The Company has not extended the time for the filing of any Tax Return or the assessment of deficiencies or waived any statute of limitations for any year, which extension or waiver is still in effect.

     (c) The Company has not filed a consent under Section 341(f) of the Code.

     (d) The Company is an S Corporation as defined under Section 1361 of the Code, and the Company and its predecessors have at all times since its incorporation had, and at the time of Closing will have, valid Federal elections to be taxed as an S-Corporation and have never been subject to tax under Subchapter C of the Code. The Company has had since its incorporation, and will have on the Closing Date, a valid S election in effect under the laws of the State of Kentucky.

2.11  Title to Properties; Liens; Condition of Properties.

     (a)  The Company does not own any real property. Set forth on Schedule
2.11 hereto is a listing of all leases under which the Company leases real property, together with a description of such property, the name of the landlord and a description of the significant terms of each lease ("Real Property"). Also set forth on
Schedule 2.11 is a complete description of the machinery, equipment and other tangible personal property (including leasehold improvements) with an original cost in excess of $5,000 used or owned by the Company and a listing of all leases under which the Company leases any personal property as of the Closing Date requiring annual rental payments in excess of $10,000, together with a description of such property (collectively, the "Material Personal Property"). Schedule 2.11 lists all locations where Material Personal Property or the Company's inventory (other than goods in transit in the ordinary course of business) are located. The Real Property and Material Personal Property include all properties and assets (whether real, personal or mixed, tangible or intangible) reflected on the Base Balance Sheet or purchased by the Company since the Base Balance Sheet (except for such properties or assets sold since the Base Balance Sheet Date in the ordinary course of business), and is sufficient to conduct the Company's business as currently conducted.

     (b) True, correct and complete copies of all leases, notices of leases, subleases, rental agreements, contracts of sale, tenancies and licenses, together with all amendments, modifications and renewals thereof, related to any of the Real Property or the Material Personal Property are listed on
Schedule 2.11 and have been delivered to Buyer. All of the foregoing agreements are valid, subsisting and enforceable in accordance with their terms against the parties thereto. The Company is in full compliance with all terms and conditions of such agreements and no event has occurred nor does any circumstance exist that (with or without notice or the passage of time or both) would constitute a violation or default under any such agreements and the Company has neither given nor received notice of any alleged violation or of any default under any such agreement.

     (c) The Company has good and marketable title in fee simple to all of its personal property. Except as set forth on Schedule 2.11, none of the personal property owned or used by the Company is subject to any Encumbrance (other than for taxes not yet due and payable), or other adverse claim or charge or interest of any kind.

     (d) Except as set forth on Schedule 2.11, all buildings, machinery and equipment used or owned by the Company are in satisfactory condition, working order and repair, normal wear and tear excepted, are adequate for the uses to which they are being put, and have been adequately maintained, and substantially conform with all applicable ordinances, regulations and zoning, safety or other laws, and neither the Company nor any Seller knows of any pending or threatened change of any such ordinance, regulation or zoning, safety or other law, and there is no pending or threatened condemnation of any such property.

2.12 Collectibility of Receivables. All of the accounts receivable, trade accounts, notes receivable, contract receivables, unbilled invoices and other receivables ("Receivables") of the Company shown or reflected on the Base Balance Sheet, less a reserve for bad debts in the amount shown on the Base Balance Sheet are, and those existing on the Closing Date, will be, (a) valid and enforceable claims, (b) which arose out of transactions with unaffiliated parties, (c) fully collectible within one hundred twenty (120) days of invoice date through normal means of collection, and (d) subject to no set-off, defense or counterclaim. None of the Receivables has at any time been placed for collection with any attorney, collection agency or similar individual or entity. The reserves for doubtful accounts and the values at which Receivables are accrued on the Base Balance Sheet are and on the Closing Date Balance Sheet will be, accrued in accordance with GAAP applied on a basis consistent with prior financial statements of the Company. A complete and accurate list of each Receivable accrued on the Company's books on June 30, 1998, which lists the name, age and amount thereof, has been delivered to Buyer. An accurate summary of the aging of the Company's Receivables on July 31, 1998, is attached as Schedule 2.12 and an accurate aging of the Company's Receivables as of the Closing Date will be delivered with the Closing Balance Sheet. Since December 31, 1997, there has not been a material change in the Company's Receivables aging practice.

2.13 Inventories. Since the date of the Base Balance Sheet, no inventory items have been sold or disposed of except through sales in the ordinary course of business at prices no less than prevailing market prices.

2.14  Intellectual Property Rights.

     (a) The Company owns or has the right to use all Intellectual Property necessary to or regularly used in the conduct of the business of the Company as presently conducted. All material rights of ownership of, and material licenses to use, Intellectual Property are listed on Schedule 2.14(b), and all material royalty obligations for use of such Intellectual Property are reflected in the license agreements listed on Schedule 2.14(b), copies of which have been provided to the Buyer.

     (b) The Company does not have any Statutory Intellectual Property rights other than the trademark registrations set forth on Schedule 2.14(c) and all of the trademark registrations so listed:

          (i) have been duly registered, filed in, or issued by, the United States Patent and Trademark Office or the corresponding offices of other countries identified on said schedule; and to the extent registered, have been properly maintained and renewed in accordance with all applicable laws and regulations in the United States and such foreign countries;

       (ii) are owned exclusively by the Company, free and clear of any licenses sublicenses, liens or encumbrances (other than any security interests held by the Company's senior lender), such that no other person has any right or interest in or license to use or right to license others to use any of the Statutory Intellectual Property (except for non-exclusive licenses or sublicenses granted in the ordinary course of business);

       (iv)    are freely transferable (except as otherwise required by law);
               and

       (v) are not subject to any outstanding order, decree, judgment or stipulation.

     (d) All works of authorship, copyrightable or not, were developed and authored as original works of authorship either by full-time employees of the Company within the normal scope of their duties as works for hire, or by third persons as works for hire under an express written agreement so stating or under a written agreement expressly transferring and assigning all rights to the Company.

     (e) Except as set forth on Schedule 2.14(d), each employee of the Company has executed a Proprietary Information and Inventions Agreement in the form which has been provided to Buyer. All other noncompetition, nonsolicitation, confidentiality, nondisclosure and related covenants and agreements related to Trade Secrets to which the Company is a party or which benefit the Company are listed on Schedule 2.14(d). Except as set forth on
Schedule 2.14(d), all such agreements are valid, binding and enforceable against the parties thereto except where the failure to be valid, binding or enforceable would not have a material adverse effect on the Company. There are no defaults or conditions which, after notice or lapse of time or both, would constitute a default by the Company, nor by any other party thereto.

     (f) All material licenses and other agreements pursuant to which any item of Intellectual Property is licensed to the Company or is licensed by the Company are valid, binding and enforceable, and, subject to any third party consents as set forth on Schedule 2.6, will continue as such notwithstanding consummation of the transactions contemplated hereby. There does not exist under any such license or agreement a default or an event or condition which, after notice or lapse of time or both, would constitute a default by the Company or, a default by another party thereto.

     (g)  No proceedings to which the Company is a party are pending which
(i) challenge the rights of the Company in respect of the Intellectual Property required to be listed on Schedule 2.14(b), or (ii) charge the Company with infringement of any other person's rights in Intellectual Property and, to the knowledge of the Company, no such proceeding to which the Company is not a party has been filed, nor are any such proceedings pending or threatened to be filed.

     (h) The Company is not infringing upon any Statutory Intellectual Property rights of any other person and none of the rights in Statutory Intellectual Property listed on Schedule 2.14(b) is being infringed by any other person. The Company is not using or in any way making use of any Trade Secrets of any third party, including without limitation a former employer of any present or past employee of the Company, and to the knowledge of the Company, no other person is using any Trade Secret of the Company without authorization.

     (i) No director, officer or employee of the Company owns, directly or indirectly, in whole or in part, any Intellectual Property right which the Company has used, is presently using, or the use of which is reasonably necessary to its business as now conducted or contemplated to be conducted.

2.15 Contracts and Commitments.

     (a) Except for contracts, commitments, plans, agreements and licenses described in Schedule 2.15(a) hereto, the Company is not a party to or subject to any contract, agreement or commitment (written or oral):

     (i) for the purchase of any commodity, material, equipment or asset, except contracts or agreements (except for purchase orders in the ordinary course of business involving payments of less than $10,000 each);

     (ii) creating any obligations of the Company after the Base Balance Sheet Date which call for payments of more than $10,000 during any month for agreements without a fixed term or more than $20,000 over the term of the agreement for agreements with a fixed term;

   (iii) providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

    (iv) which by its terms does not terminate or is not terminable without premium or penalty by the Company (or its successor or assign) upon ninety (90) days notice;

     (v) for the sale or lease of its products not made in the ordinary course of business;

    (vi)  with any sales agent or distributor of products of the Company;

   (vii) containing covenants limiting the freedom of the Company to compete in any line of business or with any person or entity;

  (viii) for a license or franchise (as licensor or licensee or franchisor or franchisee);

    (ix) involving any arrangement or obligation with respect to the return of inventory or merchandise other than on account of a defect in condition, or failure to conform to the applicable contract;

     (x)  with the United States government; or

    (xi)  which is material to the assets or business of the Company.

     (b) Each of the contracts, commitments, plans, agreements and licenses to which the Company is a party, including without limitation those listed on
Schedule 2.15(a) is valid, binding and enforceable against the Company and, to the knowledge of the Company and the Sellers, against the other parties thereto; the Company is in full compliance with all terms and conditions of each contract to which it is a party; and except as set forth on Schedule 2.15(b) no event has occurred or circumstance exists that (with or without notice or the passage of time or both) would constitute a violation of or default under such contract by the Company or, to the knowledge of the Company and the Sellers, by the other party or parties thereto, and the Company has neither given nor received notice of any alleged violation of or default under any such contract.

     (c) Except as set forth on Schedule 2.15(c), since January 1, 1997, the Company has not experienced any termination, cancellation, or material limitation or modification, or change in any business relationship with any material supplier or customer, nor has the Company or the Sellers received notice or otherwise have knowledge that any customer or supplier intends to cease, or materially reduce or change the terms of, doing business with the Company or to terminate any agreement with the Company where such action has had or would have a material adverse effect on the business of the Company.
Schedule 2.15(c) lists every material customer or supplier of the Company and the amount of business with that customer. For purposes hereof, a supplier is material if during calendar 1997, or during the six month period ended June 30, 1998 it accounted for more than five percent (5%) by value of the orders of the Company for purchase of all its raw materials and other products essential to its manufacturing processes for such year. A customer is material if it accounted for more than three percent (3%) by value of the orders of the Company or services provided by the Company during calendar 1997 or during the six month period ended June 30, 1998.

     (d) The total backlog of the Company (including all accepted and unfulfilled sales orders) is not materially less than the backlog amount set forth on Schedule 2.15(d), and the aggregate of all outstanding purchase orders issued by the Company (including all contracts or commitments for the purchase by the Company of materials or other supplies) is not materially more than the purchase order amount set forth on such Schedule 2.15(d). All such sales and purchase commitments were made in the ordinary course of business. For purposes of this Section 2.15(d), "material" shall mean an amount not less than 15% of the aggregate amount of backlog or purchase orders, respectively, shown on Schedule 2.15(d).

2.16 Labor and Employee Relations.

     (a) Except as shown on Schedule 2.16 hereto, there are no currently effective consulting or employment agreements or other agreements with individual consultants or employees to which the Company is a party or of which the Company is a beneficiary (including noncompetition covenants). Complete and accurate copies of all such written agreements are attached to
Schedule 2.16. Also shown on Schedule 2.16 are the name and rate of compensation (including all bonus compensation and other remunerative payments of any kind) of each officer, employee, consultant, contractor or agent of the Company.

     (b) None of the employees of the Company is covered by any collective bargaining agreement with any trade or labor union, employees' association or similar association. No labor organization or group of employees has made a pending demand for recognition. There are no labor representation questions involving the Company and, to the knowledge of the Company and Sellers, there is no organizing activity involving the Company pending by any labor organization or group of employees. There are no representation elections, arbitration proceedings, labor strikes, slowdowns or stoppages, material grievances, lockouts, or other labor troubles pending or, to the knowledge of the Company and Sellers, threatened with respect to the employees of the Company, nor has the Company experienced any work stoppage or other material labor difficulty during the five (5) years immediately preceding the date of this Agreement.

     (c) The Company has complied in all respects with all applicable Laws relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, discrimination, civil rights, plant closings, immigration and the collection and payment of social security and similar taxes.

     (d) There are no complaints, proceedings, investigations or charges against the Company pending or, to the knowledge of Sellers, threatened before any Government Authority, court or arbitrator, including the National Labor Relations Board or any similar state or local labor agencies, or the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee or former employee of the Company.

     (e) The Company has paid in full (or made provisions for payment in full) to its employees, agents and contractors all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them. The Company does not have any contingent liability for sick leave, vacation time, holiday pay, severance pay or similar items not set forth on the Base Balance Sheet or on a schedule hereto. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not trigger any severance pay obligation under any contract or at law.

     (f) Except as set forth on Schedule 2.16, there has not been any citation, fine or penalty imposed or asserted against the Company under any foreign, federal, state or local law on regulations relating to employment, immigration or occupational safety matters.

     (g) Those individuals classified as independent contractors of the Company are properly classified as such, and are not employees of the Company. The Company has paid in full (or made provisions for payment in full) for all wages, salaries, commissions, bonuses and other direct compensation for all work performed by them. The Company has complied with and has no liabilities whatsoever with respect to payroll, social security, and other employment related taxes for such independent contractors. Except as indicated on Schedule 2.16, the Sellers have not received any complaint from a contractor or from a customer concerning any contractor's engagement by the Sellers, or performance of services for a customer.

2.17 Employee Benefits and ERISA.

     (a) Schedule 2.17 sets forth a list of all employee compensation and benefit plans, agreements, commitments or arrangements of any type for any current or former employee, officer or director, or dependent thereof, of the Company which is:

          (i) an employee benefit plan within the meaning of Section 3(3) of ERISA; or

         (ii) a compensation, stock purchase, stock option, stock bonus, stock appreciation, severance, health, welfare, life, disability or other benefit plan, fund, program or arrangement which is not covered by clause (i) above.

(Hereinafter, "ERISA Benefit Plan" refers to plans or arrangements under clause (i) above and "Benefit Plan" refers to plans or arrangements under clauses (i) and (ii) above.)

     (b) There are no Benefit Plans of the Company with respect to which the Company has any liability or contingent liability not listed on Schedule
2.17. There have been no multiemployer plans within the meaning of Section 3(37) or 4001(a)(3) of ERISA or defined benefit plans within the meaning of
Section 3(35) of ERISA covering employees or former employees of the Company or an ERISA Affiliate within the last ten (10) years.

     (c) With respect to each Benefit Plan described on Schedule 2.17, the Company has furnished or made available to Buyer complete and accurate copies of each Benefit Plan, including all amendments thereto. With respect to each ERISA Benefit Plan listed thereon, the Company has furnished the three most recent Form 5500s (if required), the most recent Internal Revenue Service determination letter (if any), all summary plan descriptions and any summaries of material modifications (if any), summary annual reports (if any), and all reports (if any) required by ERISA and the regulations thereunder. The Company has also furnished Buyer copies of any material insurance contracts or trust agreements through which any ERISA Benefit Plan is funded, any custodial or investment contracts relating to assets or benefits under the ERISA Benefit Plan, and any contracts relating to record keeping or administration for the ERISA Benefit Plan. To the knowledge of the Company and each of the Sellers, there has not been any material adverse change occurring with respect to any ERISA Benefit Plan since the date of the most recently completed and filed annual report.

     (d) Each ERISA Benefit Plan which is a pension plan within the meaning of Section 3(2) of ERISA which is intended to be qualified under Section 401(a) of the Code is so qualified, and any trust through which it is funded is exempt from tax under Section 501(a) of the Code. Any cash or deferred arrangement of an ERISA Benefit Plan is a qualified cash or deferred arrangement under Section 401(k) of the Code.

     (e)  With respect to each Benefit Plan:

     (i) each Benefit Plan complies currently and has complied in the past, as to form and operation, with the provisions of all applicable Laws, including without limitation all requirements regarding discrimination, disclosure, and continuation coverage (under
          Section 4980B of the Code).

     (ii) The Company has not, and to the knowledge of the Company and each of the Sellers no other party has, engaged in a nonexempt "prohibited transaction" (as defined in Section 4975 of the Code or enumerated in Section 406(a) or (b) of ERISA) with respect to an ERISA Benefit Plan or engaged in other activities which would constitute a breach of fiduciary duty with respect to which the Company or any Benefit Plan may be liable or otherwise damaged in any material respect;

    (iii) all required government filings, reports, and notices have been properly and timely made, and all such filings and employee disclosures required to be made within thirty (30) days after Closing that are based in whole or in part upon the period prior to the Closing shall have been prepared and delivered to Buyer on or before the Closing;

     (iv) no such Benefit Plan is currently under audit or investigation by any governmental agency or body, and there are no actions, suits or claims (other than routine claims for benefits) pending or to the Company's and each of the Sellers' knowledge threatened against any of the Benefit Plans or against the assets of any Benefit Plan;

      (v) all premiums due in connection with the Benefit Plan and premiums for life and health insurance and annuity contracts, have been paid in full when due or within any applicable grace period;

     (vi) all reports and filings made pursuant to ERISA, including without limitation all Form 5500s and attachments, summary annual reports, and any other documents reasonably necessary to enable Buyer to perform its responsibilities with respect to any employee program subsequent to the Closing, are and shall be available at the offices of the Company on and immediately after the Closing; and

    (vii) there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against any of the Benefit Plans or against the assets of any Benefit Plan.

     (f) Except as required by COBRA or the Family Medical Leave Act, the Company has not made any promises or incurred any obligation to provide any health or other welfare benefits to any retirees, former employees, or their dependents.

2.18 Government Authorizations. The Company holds all Government Authorizations which are required to own its properties and assets and to permit it to conduct its businesses as presently conducted. All such Government Authorizations are listed on Schedule 2.18 hereto, together with the applicable expiration date, and are now, and will be after the Closing, valid and in full force and effect, and Buyer shall have full benefit of the same, and no proceeding is pending, or to the knowledge of the Company or any of the Sellers, threatened seeking the revocation or limitations of any Government Authorization.

2.19 Warranty or Other Claims.

     (a) Neither the Company nor any Seller knows of any existing or threatened claims, or any facts upon which a claim is likely to be asserted against the Company for services provided or merchandise which is defective or fails to meet any service or product warranties. No claim has been asserted against the Company for material renegotiation or price redetermination of any business transaction, and neither the Company nor any Seller has knowledge of any facts upon which any such claim is likely to be asserted.

     (b) All products that were designed, manufactured or sold by the Company complied with applicable contracts, agreed product specifications, Laws and standards (whether Company, government or industry) and, to the knowledge of the Company and the Sellers, there are no defects in such products.

2.20 Litigation. Except as set forth on Schedule 2.20, there is no action, suit, claim, proceeding, investigation or arbitration proceeding pending (or, to the knowledge of the Company or any Seller, threatened) against or otherwise involving the Company or any of the Company Shares or any of the officers, directors, former officers or directors, employees, shareholders or agents of the Company (in their capacities as such) and there are no outstanding Court Orders to which the Company is a party or by which any of its assets are bound, any of which (a) question this Agreement or any Ancillary Agreement or any action to be taken hereby or thereby or affect the transactions contemplated hereby, or (b) materially restrict the present business properties, operations, prospects, assets or condition, financial or otherwise, of the Company or (c) will result in any materially adverse change in the business, properties, operations, prospects, assets or the condition, financial or otherwise, of the Company. Neither the Company nor any Seller has any reason to believe that any such action, suit, proceeding, investigation or arbitration proceeding may be brought against the Company.

2.21 Borrowings and Guarantees. Except as set forth on Schedule 2.21, there are no agreements or undertakings pursuant to which the Company (a) is borrowing or is entitled to borrow any money, (b) is lending or has committed itself to lend any money, or (c) is a guarantor or surety with respect to the obligations of any person. Complete and accurate copies of all such written agreements have been delivered to Buyer and are attached to Schedule 2.21.

2.22 Financial Service Relations and Powers of Attorney. All of the arrangements which the Company has with any bank depository institution or other financial services entity, whether or not in the Company's name, are completely and accurately described on Schedule 2.22 hereto, indicating with respect to each of such arrangements (i) the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.),
(ii) the current balance as of the date reported, (iii) the name of the financial institution and (iv) the person or persons authorized in respect thereof. The Company does not have any outstanding powers of attorney.

2.23 Insurance. Set forth on Schedule 2.23 is a complete and correct list of all policies of insurance maintained by or on behalf of the Company (including insurance providing benefits for employees) in effect on the date hereof, together with complete and correct information with respect to the premiums, coverages, insurers, expiration dates, and deductibles in respect of such policies. Full and complete copies of all such policies, and summaries thereof, have been delivered to Buyer. There are no claims pending under any of said policies, or disputes with insurers, and all premiums due and payable thereunder have been paid, and all such policies are in full force and effect in accordance with their respective terms. No notice of cancellation or termination has been received with respect to any such policy and there is no basis upon which the insurance company would have the right to terminate any such policy during the policy term and no notice relating to non-renewal reduction of coverage or increase in premium has been received by the company with respect to any such policy. The Company has no current or prior insurance policy which remains subject to a retroactive adjustment of the premiums payable thereunder, except for adjustments in workers compensation coverage based upon changes in payroll level.

2.24 Minute Books. Except as set forth on Schedule 2.24, the minute books and stock records of the Company accurately record all action taken by the shareholders, board of directors and committees thereof of the Company and all issuances and transfers of capital stock of the Company. Complete and accurate copies of all minute books and stock records of the Company have been delivered to or made available for inspection by Buyer.

2.25 Finder's Fee. Except as set forth on Schedule 2.25, neither the Company nor any Seller has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

2.26 Transactions with Interested Persons. Except as set forth on Schedule 2.26, no officer, supervisory employee, director or stockholder of the Company, or any Seller, or their respective spouses or children, (i) owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director of, any customer, competitor or supplier of the Company or any organization which has a contract or arrangement (written or oral) with the Company, or (ii) has any contract or agreement (written or oral) with the Company. All such agreements which do exist are on arms-length terms.

2.27 Absence of Sensitive Payments. The Company has not, nor to the knowledge of the Company or any Seller have any of the Company's directors, officers, agents, stockholders or employees or any other person associated with or acting on behalf of the Company:

     (a) made or agreed to make any solicitations, contributions, payments or gifts of funds or property to any governmental official, employee or agent where either the payment or the purpose of such solicitation, contribution, payment or gift was or is illegal under the laws of the United States, any state thereof, or any other jurisdiction (foreign or domestic) or prohibited by the policy of the Company or of any of its suppliers or customers;

     (b) established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on any of its books or records for any reason; or

     (c) made or agreed to make any contribution or expenditure, or reimbursed any political gift or contribution or expenditure made by any other person to candidates for public office, whether federal, state or local (foreign or domestic) where such contributions were or would be a violation of applicable Law.

2.28 Environmental Matters. Except for commercially reasonable quantities of office supplies, the Company has never generated, transported, used, stored, treated, disposed or, or managed any Hazardous Material, to the knowledge of the Company, the Company has no material liability under, nor has the Company ever violated in any material respect, any federal or applicable state environmental law. For purposes of this Section 2.29, "Hazardous Material" means any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined or regulated under any Federal or state environmental law, or any other substance which may pose a threat to the environment or to human health or safety.

2.29 Investment Matters.

     (a) Each of the Sellers is an "accredited investor" within the meaning of Rule 501(a)(3) under the Securities Act.

     (b) Except as provided herein, none of the Sellers will sell, transfer or otherwise dispose of any of the Interleaf shares unless (i) a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act with respect thereto is in effect or (ii) an exemption from such registration is available.

2.30 Disclosure of Material Information. Neither this Agreement nor any Ancillary Agreement, the financial statements (including the footnotes thereto), any Schedule, any exhibit, document or certificate delivered by or on behalf of the Company or Seller pursuant hereto contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading in light of circumstances under which made.


ARTICLE 3.     REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer hereby represents and warrants to Seller as follows:

3.1 Organization of Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

3.2 Capitalization. Any Interleaf Shares issued to Seller under this Agreement will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights and will be registered under an effective registration statement under the Securities Act for resale by the Seller.

3.3 Authorization of Transaction. Buyer has the full power and authority to execute and deliver this Agreement and each Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement and the performance of this Agreement and each Ancillary Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.
This Agreement and each Ancillary Agreement have been duly and validly executed and delivered by the Buyer and constitute a valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms.

3.4  No Conflict of Transaction with Obligations and Laws.

     (a) Neither the execution, delivery and performance of this Organization or any of the agreements contemplated hereby, nor the performance of the transactions contemplated hereby, will (i) constitute a breach or violation of the Buyer's Articles of Organization or Bylaws; (ii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under any material agreement, instrument or obligation to which the Buyer is a party or by which its assets are bound which would materially affect the performance by the Buyer of its obligations under this Agreement; or (iii) result in a violation of Law or Court Order applicable to the Buyer.

     (b) The execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Buyer do not require the consent, waiver, approval, authorization, exemption of or giving of notice to any Governmental Authority or other third party.

3.5 Reports. Buyer's Common Stock is registered under the Exchange Act, and Buyer is subject to the periodic reporting requirements thereof. The Buyer has previously furnished to the Company complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal years ended March 31, 1997 and 1998, as filed with the SEC, (b) proxy statements relating to all meetings of its stockholders (whether annual or special) since January 1, 1997 and (c) all other reports filed with the SEC pursuant to the Exchange Act since January 1, 1997 (such annual reports, proxy statements and other filings, together with any amendments or supplements thereto, are collectively referred to herein as the "Buyer Reports").

As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated audited financial statements, and schedules (if any) of the Buyer included in the Buyer Reports (together, the "Buyer Financial Statements") (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent in all material respects with the books and records of the Buyer.

ARTICLE 4.     COVENANTS OF THE COMPANY AND THE SELLER.

     The Company and the Seller hereby covenant and agree with the Buyer as follows:

4.1 Conduct of Business. Between the date of this Agreement and the Closing, the Company will do the following unless Buyer shall otherwise consent in writing:

     (a) conduct its business only in the ordinary course of business and refrain from changing or introducing any method of management or operations except in the ordinary course of business;

     (b) except with respect to the sale of inventory in the ordinary course of business, refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing any capital asset costing more than $2,500 and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets;

     (c) refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other contingent or fixed obligations or liabilities except those that are usual and normal in the ordinary course of business;

     (d) refrain from entering into any material agreement or amending or terminating any material contract, agreement or license to which it is a party or waiving or releasing any material right or claim;

     (e) maintain its equipment and other assets in good working condition and repair according to the standards that it maintained to the date of this Agreement, subject only to ordinary wear and tear;

     (f) refrain from making any change or incurring any obligation to make a change in its Charter or bylaws or its authorized or issued capital stock or any other of its securities, including warrants and options;

     (g) refrain from entering into any employment contract (other than as may be contemplated by this Agreement) or making any change in the compensation payable or to become payable to any of its officers, employees or agents, except that the Company may pay or accrue for bonuses to its employees on account of the Company's performance in calendar 1998 consistent with past practices;

     (h) refrain from instituting, terminating, changing or making any representations, either oral or written, to increase or change any Benefit Plan or adopting any new employee benefit plan or program;

     (i) withhold or remit with respect to all employees all employment taxes;

     (j)  refrain from making any change in accounting methods or practices;

     (k) refrain from prepaying any loans from its stockholders, officers or directors (if any) or making any change in its borrowing arrangements;

     (l) refrain from merging, consolidating or reorganizing with, or acquiring, any entity;

     (m) refrain from agreeing to any audit assessment by any taxing authority or filing any Federal or state income or franchise tax return or amendment thereto, unless copies of such Tax Returns have been delivered to the Buyer for its review and approval prior to filing or from revoking any tax election or making any agreement or settlement with any taxing authority;

     (n) use its best efforts to prevent any change with respect to its banking arrangements;

     (o) use its best efforts to keep intact its business organization, to keep available its present officers, agents and employees and to preserve the goodwill of all suppliers, customers and others having business relations with it;

     (p) have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in Schedule 2.23 or equivalent insurance with any substitute insurers approved by Buyer;

     (q) perform all of its obligations under all contracts and other agreements relating to the Company, including the discharge of all accounts payable of the Company according to the terms and conditions of all invoices therefor, except when the amount thereof is being contested in good faith, by appropriate proceedings and with adequate reserves therefore being set aside on the books of the Company;

     (r) maintain true, correct and complete books of accounts and records relating to the business of the Company;

     (s) comply in all respects with all Laws applicable to the conduct of the Company's business or its properties or assets;

     (t) promptly upon its knowledge thereof, advise Buyer in writing of the termination or resignation of any key employee and the circumstances therefore;

     (u) refrain from entering into any contract or commitment providing for payments in excess of $25,000 in any fiscal year, except in the ordinary course of business after consultation with Buyer;

     (v) pay all taxes, assessments, governmental charges or levies imposed upon it or its income, profits or assets, or otherwise required to be paid by it, nor fail to pay when due any liability or charge that if, unpaid, might become an Encumbrance upon any of the Company's assets;

     (w) promptly upon its knowledge thereof, advise Buyer in writing of (i) any material adverse change in the financial condition or operations of the business of the Company; (ii) any event, condition or circumstance occurring from the date hereof until the Closing Date that would constitute a violation or breach of any representation, warranty, covenant, agreement or provision contained in this Agreement (provided, however, that such disclosure shall not be deemed to cure any violation or breach of any such representation, warranty, covenant, agreement or provision), or (iii) any event, occurrence, transaction or other item that would have been or required to have been disclosed on any Schedule, delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof; and

     (x) not take or permit to be taken any action that is represented or warranted in Section 2.9 not to have been taken by the Company or the Seller since the Base Balance Sheet Date unless inconsistent with the provisions of this Section 4.1.

4.2 Access to Information. From and after the date hereof, at reasonable times and upon reasonable notice to the Company, Buyer shall be entitled, through its employees, advisors and representatives, to make such investigation of the assets, properties, facilities, personnel, business and operations of the Company and the business of the Company and, to make such examination of the books, records and financial condition of the Company and the business of the Company, as Buyer reasonably requests. No investigation by Buyer shall diminish, or waive any of the representations, warranties, covenants or agreements of the Company or Seller under this Agreement or any of the Ancillary Agreements. The Company and Seller shall furnish the representatives of Buyer during the due diligence period with all information and copies of documents concerning the affairs of the business of the Company as such representatives may reasonably request and shall cause the appropriate officers, employees, consultants, agents, accountants and attorneys of Seller to cooperate fully with such representatives in connection with such review and examination and shall make full disclosure to Buyer of all material facts affecting the financial condition and business operations of the Company.

4.3 Governmental Permits and Approvals; Consents. The Company and the Seller shall use their best efforts (with the reasonable assistance of Buyer to the extent required to obtain such approvals) to obtain promptly (i) all permits and approvals from any Governmental Authority required to be obtained by the Company for the lawful consummation of the Closing, (ii) the consents set forth or required to be set forth on Schedule 2.6, and (iii) appropriate estoppel representation letters in form and substance reasonably satisfactory to Buyer from the lessors of the Real Property.

4.4 Assignment of Contracts. To the extent that the sale of the Company Shares by all the Sellers constitutes an assignment under the terms of any contract to which the Company is a party (including the lease for real property) or Governmental Authorization which requires the consent of another party, the Company and Seller agree to use their best efforts (with the reasonable assistance of the Buyer to the extent necessary to obtain such consents) to obtain the consent of such other party to the assignment.

4.5 Maintenance of Government Authorizations. Seller shall at all times prior to the Closing Date cause the Company to preserve and maintain each of the Government Authorizations free and clear of all Encumbrances. Seller shall not take any action or permit the Company to take any action which would cause any Governmental Authority to institute proceedings regarding any of the Government Authorizations or take any other action which would result in the Company being in noncompliance in any material respect with the requirements of any governmental or regulatory body having jurisdiction thereof.

4.6 Collection of Receivables. Between the date hereof and the Closing Date, the Company will use prudent practices in collection procedures in order to collect the Receivables so as not to jeopardize Buyer's future customer relations.

4.7 Risk of Loss. Legal title and risk of loss with respect to the assets of the Company and the Company Shares shall not pass to Buyer until the Closing. Prior to the Closing, if any of the assets of the Company are destroyed or damages by fire or other casualty, Buyer may, at its option, if the amount of such destruction or damage is in excess of $100,000, terminate this Agreement.

4.8 Employee/Contractor Compensation. Seller agrees to cause the Company to discharge when due all compensation and benefits to any employee, agent, consultant and contractor under all pay and compensation practices applicable to the business of the Company and under any employment agreements payable in the ordinary course of business, except to the extent otherwise reflected on the Closing Balance Sheet.

4.9 Breach of Representations and Warranties. Promptly upon the occurrence of, or promptly upon the Company or Seller becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to the Company or Seller prior to the date hereof, of any of the representations and warranties of the Company and Seller contained in or referred to in this Agreement, such person shall give detailed written notice thereof to Buyer and the Company and Seller shall use their best efforts to prevent or promptly remedy the same.

4.10 Consummation of Agreement. Seller shall use his/her best efforts to perform and fulfill, and to cause the Company to perform and fulfill, all conditions and obligations on their part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end, each of the Company and Seller will obtain all necessary authorizations or approvals, including those from the stockholders and Board of Directors of the Company. From the date hereof until the termination of this Agreement, neither the Company nor Seller will discuss or negotiate with any other party, or entertain or consider any inquiries or proposals received from any other party, concerning the possible disposition of the Company's business, assets or capital stock.

ARTICLE 5.     COVENANTS OF THE BUYER

     The Buyer hereby covenants and agrees with the Seller and Company as follows:

5.1 Breach of Representation and Warranties. Promptly upon the occurrence of, or promptly upon the Buyer becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to the Buyer prior to the date hereof, of any of the representations and warranties of the Buyer contained in or referred to in this Agreement, such person shall give detailed written notice thereof to the Company and Seller and the Buyer shall use its best efforts to prevent or promptly remedy the same.

5.2 Offers of Employment. The Buyer shall offer employment to those key employees of the Company listed on Schedule 5.2, such offers of employment to be on terms no less favorable than the current terms of their employment by the Company as described on Schedule 2.16, and to include the transition and/or relocation packages set forth on Schedule 5.2.

5.3 Consummation of Agreement. Buyer shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. Buyer will obtain all necessary authorizations of its Board of Directors.

5.4  Collection of Receivables.   Buyer agrees to use efforts consistent with
its past practice on its own accounts receivable to collect the Receivables of Seller. If there are any Receivables which are not collected by Buyer within one hundred twenty (120) days of invoice, it shall promptly give notice of such fact to Seller, and Seller (in conjunction with the other Sellers) may elect to indemnify Buyer for the face amount of the Receivable in accordance with Section 9 hereof and have Buyer assign its rights of collection of such Receivable to the Seller or Sellers.


ARTICLE 6.     CONDITIONS TO OBLIGATIONS OF BUYER

     The obligations of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article 6 will have been accomplished.

6.1 Due Diligence Review. Buyer shall have completed a review of the assets and business of the Company which is satisfactory to the Buyer in its sole discretion in all respects. Such review shall include a review of all of the financial files and records of the Company, including, without limitation, review the business and legal records and files of the Company, including customer files, correspondence, invoices, licenses and permits (provided that Buyer shall refrain from contacting any customers or suppliers of the Company without the prior approval of Sellers), full access to the Company's physical properties and appropriate personnel of the Company, and all patents and written materials related to the Company's trade secrets and proprietary systems, all of which shall be made available pursuant to Section 4.2 of this Agreement. The target date for completion of Buyer's due diligence is August 27, 1998.

6.2  Representations; Warranties; Covenants.   Each of the representations
and warranties of the Company and Seller contained in Article 2 shall be true and correct as though made on and as of the Closing Date and the Company and the Company and Seller shall, on or before the Closing, have performed all of their obligations hereunder which by the terms hereof are to be performed by them on or before the Closing.
The Company and the Seller each shall have delivered to Buyer a certificate dated as of the Closing to the foregoing effect.

6.3 Receipt of Deliverables. Buyer shall have received the instruments, certificates and documents called for delivery at Closing pursuant to Article I hereof.

6.4 Parallel Agreements With Other Sellers. The Buyer shall have simultaneously consummated a similar stock purchase agreement with each of the other Sellers (the "Parallel Agreements"), and as a result of consummation of this Agreement and those Parallel Agreements shall have acquired good and marketable title to 100% of the outstanding capital stock of the Company, free and clear of any Encumbrances.

6.5 Available Cash. On the Closing Date, the Chief Financial Officer of the Company shall certify to Buyer that the cash and cash equivalents on the Closing Date are not less than $440,000.

6.6 Employment of Key Employees. Not less than seventy-five (75%) percent of those key employees listed on Schedule 5.2, to whom the Buyer has previously offered continuation of employment in accordance with Section 5.2 hereof shall have accepted Buyer's offer and indicated in writing their intent to remain employed as indicated in Buyer's offer.

6.7 Employment and Non-Competition Agreements. Ms. Dona D. Ray, Mr. Davis L. Marksbury, Jr. and Mr. Daniel J. Kloiber each shall have executed and delivered to Buyer an Employment and Non-Competition Agreement or Consulting and Non-Competition Agreement having substantially the terms and conditions set forth in Exhibits C-1, C-2 and C-3 attached hereto, respectively.

6.8 Opinion of Sellers' Counsel. At the Closing, Buyer shall have received from counsel for Sellers and the Company an opinion dated as of the Closing substantially in the form set forth as Exhibit D hereto.

6.9 Material Adverse Change. From the date of this Agreement to the Closing, there shall not have been any event or development which individually or in the aggregate, is reasonably likely to result in a material adverse change on the business, properties, operations, assets, revenues or condition (financial or otherwise) of the Company.

6.10 Absence of Certain Litigation. There shall not be any (a) injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, (b) suit, action or other proceeding by any Government Authority, pending or threatened to be filed or initiated, wherein such complainant seeks the restraint or prohibition of the consummation of any material transaction contemplated by this Agreement or Ancillary Agreements or asserts the illegality thereof or
(c) suit, action or other proceeding by a private party pending before any court or Governmental Authority, or threatened to be filed or initiated, which in the reasonable opinion of counsel for Buyer is likely to result in the restraint or prohibition of the consummation of any material transaction contemplated hereby or the obtaining of an amount in payment (or indemnification) of material damages from or other material relief against any of the parties or against any directors or officers of Buyer, in connection with the consummation of any material transaction contemplated hereby.

6.11 No Bankruptcy.

The Company shall not (i) have commenced a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, or have consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or have made a general assignment for the benefit of its creditors, or (ii) have an involuntary case or other proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereinafter in effect or seeking the appointing of a trustee, receiver, liquidate, custodian or similar official of it or substantially all of its property or (iii) have an attachment placed on all or a significant portion of its assets.


ARTICLE 7.     CONDITIONS TO OBLIGATIONS OF THE SELLER.

     The obligations of the Seller to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article 7 will have been accomplished.

7.1 Due Diligence Review. Seller shall have completed a review of the assets and business of the Company which is satisfactory to the Seller in his/her sole discretion in all respects. Such review shall include a review of all of the financial files and records of the Buyer, including, without limitation, review, the business and legal records and files of the Buyer, including customer files, correspondence, invoices, licenses and permits (provided that Sellers shall refrain from contacting any customers or suppliers of the Buyer without the prior approval of Buyer), and full access to the Buyer's physical properties and appropriate personnel of the Buyer, and all patents and written materials related to the Buyer's trade secrets and proprietary systems. The target date for completion of Seller's diligence is August 27, 1998.

7.2 Representations; Warranties; Covenants. Each of the representations and warranties of Buyer contained in Article 3 shall be true and correct as though made on and as of the Closing Date and Buyer shall, on or before the Closing have performed all of its obligations hereunder which by the terms hereof are to be performed by it on or before the Closing. Buyer shall have delivered to Seller a certificate dated as of the Closing to the foregoing effect.

7.3 Receipt of Deliverables. Seller shall have received the payments, instruments, certificates and documents called for delivery at Closing pursuant to Article I hereof.

7.4 Employment Agreement and Non-Competition Payment. The Buyer shall have executed and delivered to Seller an Employment Agreement in the Form of Exhibit C-1 hereto and shall have made the payments called for therein.

7.5 Opinion of Buyer's General Counsel. Seller shall have received from Craig Newfield, General Counsel to Buyer, an opinion dated as of the Closing substantially in the form set forth as Exhibit E attached hereto.

7.6 Material Adverse Change. There shall be no material adverse change to the business of the Company since the date of this Agreement to the Closing.


ARTICLE 8.     INDEMNIFICATION.

8.1  Indemnification by Seller.

     (a) Subject to the limitations in paragraph (b) below, the Seller, jointly and severally with the other Sellers entering into the Parallel Agreements, agrees to defend, indemnify and hold harmless Buyer's Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

     (i) resulting from or arising out of any breach of any of the representations or warranties (other than those in Sections 2.1, 2.2, 2.8, 2.10 and, solely to the extent relating to title, Section 2.11) made by the Company or the Seller in or pursuant to this Agreement or by the Company or any other Seller in or pursuant to the corresponding sections of the Parallel Agreements, or in any agreement, document or instrument executed and delivered pursuant hereto or thereto or in connection with the Closing; provided that, for the purpose of this Section 8.1, any qualification of such representations and warranties by reference to the materiality of matters stated therein, shall be disregarded in determining the amount of Losses arising from such breach;

    (ii) resulting from or arising out of any breach of any of the representations or warranties made by the Company or the Seller pursuant to Sections 2.1, 2.2, 2.8, 2.10 and, solely to the extent related to title, Section 2.11 in or pursuant to this Agreement, or by the Company or any other Seller in or pursuant to the corresponding sections of the Parallel Agreements;

   (iii) resulting from or arising out of any breach of any covenant or agreement made by Sellers in or pursuant to this Agreement or by the Company or any other Seller in or pursuant to the corresponding sections of the Parallel Agreements;

    (iv) in respect of any liability or obligation of the Company which Seller has expressly assumed or agreed to be responsible for hereunder or under an Ancillary Agreement or which any other Seller has expressly agreed to assume or be responsible for under a Parallel Agreement or an agreement ancillary thereto;

     (v) resulting from or arising out of any liability, payment or obligation arising out of any litigation or similar matter required to be disclosed on Schedule 2.21 hereto or in any Parallel Agreement, except to the extent of reserves with respect thereto on the Base Balance Sheet;

    (vi) resulting from or arising out of the intentional misrepresentation or breach of warranty of the Company or any Seller or any intentional failure of the Company or any Seller to perform or comply with any covenant or agreement of the Company or any Seller, respectively contained herein or in any Parallel Agreement;

   (vii) resulting from or arising out of any liability, payment or obligation in respect of any taxes owing by the Company, Sellers or Buyer, as successor to the Company, of any kind or description (including interest and penalties with respect thereto) for all periods, or portions thereof, up to an including the Closing Date, except to the extent of reserves with respect thereto on the Base Balance Sheet;

   (viii) resulting from or arising out of any third party action, whether by a governmental authority or other third party for damages, including fines or penalties, or clean-up costs or other compliance costs under any environmental law or from the violation of any environmental law arising out of the operations of the Company on or before the Closing Date;

    (ix) resulting from or arising out of any Benefit Plan and relating to matters occurring prior to the Closing; or

     (x) equal to the amount by which the actual net book value and the cash and cash equivalents of the Company on the Closing Date are less than $1,376,000 and $440,000, respectively.

     (b) The right to indemnification under paragraph (a) is subject to the following limitations:

     (i) The Seller shall have no liability under paragraph (a) unless one or more of the Buyer's Indemnified Persons gives written notice to the Seller asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of the period set forth below:

               (A) for claims under (i), (v), (ix) and (x), a period of two (2) years from the Closing Date;

               (B) for claims under clauses (iii), (vii), and (viii), for so long as any claim may be made in respect of such matters under any applicable statute of limitations, as it may be extended by Seller, or by Buyer with Seller's written consent; and

               (C) for claims under clauses (ii), (iv) and (vi) of paragraph (a) above, without limitation as to time;

          except that, for any claim based upon a covenant or undertaking which by its terms is to be performed after the Closing, then the period above shall commence on the date when such covenant or agreement should have been performed.

     (ii) Indemnification for claims under paragraph (a) above (other than under clauses (a)(ii), (iv), (vi), (vii), (viii), (ix) and (x)) shall be payable by Sellers only if the aggregate amount of all Losses hereunder by Buyer's Indemnified Persons shall exceed $60,000, at which point Sellers jointly or severally shall be responsible for all Losses, including the first $60,000 of such Losses. The aggregate liability of all Sellers for indemnification under paragraph (a) above (other than under clauses (a)(ii), (iv), (v) and (vi)) shall not exceed the aggregate Purchase Price paid by all of them under this Agreement and the Parallel Agreements.

    (iii) The gross amount with respect to a claim for indemnification for which the Seller may be liable to a Buyer's Indemnified Person pursuant to this Article 8 shall be reduced by any insurance proceeds actually recovered by or on behalf of the Indemnified Person on account of the indemnifiable Loss.

     (iv) Seller shall not be liable to Buyer under this Agreement for any Losses which result from or arise out of the conduct of the Company's business after the Closing.

8.2    Indemnification by Buyer.

     (a) Subject to the limitations in paragraph (b) below, from and after the Closing Date, Buyer shall indemnify and hold harmless Sellers' Indemnified Persons from any and all Losses directly or indirectly incurred by or sought to be imposed upon them:

     (i) resulting from or arising out of any breach of any of the representations or warranties made by Buyer, in or pursuant to this Agreement, any Ancillary Agreements, any Parallel Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or thereto or in connection with the Closing;

     (ii) resulting from or arising out of any breach of any covenant or agreement made by Buyer or Parent in or pursuant to this Agreement, any Ancillary Agreements, any Parallel Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or thereto or in connection with the Closing; or

    (iii) resulting from or arising out of Buyer's fraud.

     (b) The right of indemnification under paragraph (a) above is subject to the following limitations:

     (i) Buyer shall have no liability under paragraph (a) above unless a Sellers' Indemnified Person gives written notice to Buyer asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of the period set forth below:

               (A)   for claims under clause (i) of paragraph (a) above, two (2)
                years from the Closing Date; and

               (B) for claims under clause (ii)-(iii) of paragraph (a) above, for so long as any claim may be made in respect of such matters under any applicable statute of limitations, as it may be extended.

     (ii) The gross amounts with respect to a claim for indemnification for which the Buyer may be liable to all Seller Indemnified Persons pursuant to this Article 8 and corresponding provisions of the Parallel Agreements shall not exceed the aggregate fair market value of the Company's capital stock on the Closing Date.

8.3  Defense of Third Party Actions.

     (a) Promptly after receipt of notice of any Third Party Action, any person who believes he, she or it may be an Indemnified Person will give notice to the potential Indemnifying Person of such action. The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was prejudiced thereby, nor will it relieve it of any liability which it may have other than under this
Article 8.

   (b) Upon receipt of a notice of a Third Party Action, the Indemnifying Person shall have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Person, unless the Indemnifying Person makes the election provided in paragraph (c) below.

   (c) By written notice within forty-five (45) days after receipt of a notice of a Third Party Action, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Indemnifying Person agrees (i) to promptly indemnify the Indemnified Person for its expenses to date, and (ii) to hold the Indemnified Person harmless from and against any and all Losses caused by or arising out of any settlement of the Third Party Action approved by the Indemnifying Person or any judgment in connection with that Third Party Action. The Indemnifying Persons shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the giving by the third party claimant of an unconditional release of the Indemnified Person, or consent to entry of any judgment except with the consent of the Indemnified Person.

   (d) Upon assumption of control of the defense of a Third Party Action under paragraph (c) above, the Indemnifying Person will not be liable to the Indemnified Person hereunder for any legal or other expenses subsequently incurred in connection with the defense of the Third Party Action, other than reasonable expenses of investigation.

   (e) Any person who has not assumed control of the defense of any Third Party Action shall have the duty to cooperate with the party which assumed such defense.

8.4    Miscellaneous.

   (a) Buyer's Indemnified Persons shall be entitled to indemnification under
Section 8.1(a) and Sellers' Indemnified Persons shall be entitled to indemnification under Section 8.2(a), regardless of whether the matter giving rise to the applicable liability, payment, obligation or expense may have been previously disclosed to any such person unless expressly disclosed on each particular Schedule requiring such disclosure.

   (b) If any Loss is recoverable under more than one provision hereof, the Indemnified Person shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

   (c) Buyer may, at its option, recover any amount owing by the Sellers for indemnification hereunder by setoff against any amounts that may otherwise be due from the Buyer or the Company to the Seller whether hereunder or otherwise, to the extent provided in Section 11.2; provided that Buyer shall not be required to recover such claims in such manner and may proceed against the Indemnified Party at any time or times for recovery of indemnification claims.

8.5    Payment of Indemnification.

Claims for indemnification under this Article 8 shall be paid or otherwise satisfied by Indemnifying Persons within thirty (30) days after notice thereof is given by the Indemnified Person.

ARTICLE 9.     TERMINATION OF AGREEMENT.

9.1 Termination. At any time prior to the Closing, this Agreement may be terminated (a) by mutual consent of the parties, (b) by either side if there has been a material misrepresentation, breach of warranty or breach of covenant by the other side in its representations, warranties and covenants set forth herein, (c) by Buyer if the conditions stated in Article 6 have not been satisfied at or prior to the Closing, (d) by the Sellers if the conditions stated in Article 7 have not been satisfied at or prior to the Closing, or (e) if the Closing shall not have occurred and the transactions contemplated hereby consummated by September 15, 1998, provided that the right to terminate under this clause (e) shall not be available to any parties whose breach has been the cause of such failure to close.

9.2 Effect of Termination. In the event of termination or abandonment of this Agreement in accordance with the provisions of this Article 9, no party to this Agreement shall have any liability or further obligation to any other party, except as provided in Article 8 and Section 10.5 of this Agreement, and except that nothing herein shall relieve any party from liability for any breach of this Agreement. In the event that this Agreement is so terminated, each party will return all papers, documents, financial statements and other data furnished to it by or with respect to each other part (including any copies thereof made by the first party). Each party will bear its own costs associated with or incurred as a result of the negotiation, execution and termination of this Agreement.

9.3 Right to Proceed. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Article 6 hereof have not been satisfied, Buyer shall have the right to proceed with the transactions contemplated hereby without waiving its rights hereunder and have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by the Company and Sellers and Buyer shall have the right to obtain and order such specific performance in any of the Courts in the United States or any state or political subdivision thereof. If any of the conditions specified in Article 7 hereof have not been satisfied, Seller shall have the right to proceed with the transactions contemplated hereby without waiving its rights hereunder.

ARTICLE 10.  DEFINITIONS.

As used in this Agreement, the following terms have the indicated meanings:

"Ancillary Agreements" means (i) the side agreement on control points referred to in Section 1.4(c) hereof, (ii) the Warrant in the form of Exhibit A issued to Seller; (iii) the Employment Agreement with Seller; and, (iv) such other agreements as are to be executed and delivered pursuant to this Agreement.

"Average Daily Volume" means the average of the daily trading volume of the Buyer's Common Stock on the Nasdaq National Market for the 20 trading days preceding the day in question, divided by two to adjust for Nasdaq reporting of both sides of a trade.

"Base Balance Sheet: means the Company's balance sheet as of June 30, 1998 included in the financial statements described in Section 2.7.

"Base Balance Sheet" has the meaning specified in Section 2.7.

"Base Balance Sheet Date" means June 30, 1998.

"Benefit Plan" has the meaning specified in Section 2.17.

"Buyer's Indemnified Persons" means the Buyer, its subsidiary and affiliated corporations, their respective directors, officers, employees, stockholders and agents, the Company after the Closing, and any person serving as a director, officer, employee or agent of the Company at Buyer's request after the Closing.

"Charter" means the Company's Articles of Incorporation, as amended.

"Closing" means the closing of the purchase and sale provided for in this Agreement.

"Closing Date Balance Sheet" has the meaning specified in Section 1.8.

"Closing Report" has the meaning specified in Section 1.8

"Code" means the Internal Revenue Code of 1986, as amended.

"Combined Installment Period" means the period September 1, 1998 - August 31, 1999.

"Company Shares" means the shares of Common Stock, no par value, of the Company issued and outstanding.

"Court Order" means any court order, judgment, administrative or judicial order, writ, decree, stipulation, arbitration award or injunction.

"Encumbrance" means any lien, option (including right of first refusal or first offer), encumbrance, restriction, mortgage, pledge, security interest, claim or charge of any kind or character.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Company, would be deemed to be a controlled group, affiliated service group or "single employer" within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

"ERISA Benefit Plan" has the meaning specified in Section 2.17.

"First Installment Payment" has the meaning specified in Sections 1.1 and 1.2 hereof.

"First Installment Period" means the period from September 1, 1998 through February 28, 1999.

"Government Authority" means any governmental authority, whether foreign, federal, state, local or other political subdivision or agency of any of the foregoing.

"Government Authorizations" means any license, permit, order, concession, grant, authorization, consent or approval.

"Installment Payment" means either the First Installment Payment or the Second Installment Payment.

"Indemnified Person" means any person entitled to be indemnified under this
Article 8.

"Indemnifying Person" means any person obligated to indemnify another person under this Article 8.

"Intellectual Property" means (i) all patents, patent applications, trade marks (whether registered or unregistered) or service marks, trade mark or service mark applications, trade names and copyrights (collectively, "Statutory Intellectual Property"), (ii) all Trade Secrets, and (iii) all industrial or intellectual property rights of every kind and description.

"Interleaf Shares" means the Common Stock, $.10 par value per share, of Buyer delivered to Seller pursuant hereto and to the other Sellers pursuant to any Parallel Agreement.

"Key Location Revenue" shall have the meaning as mutually agreed by the Parties.

"Laws" means all applicable statutes, laws, ordinances, rules and regulations.

"Losses" means all losses, damages (including, without limitation, punitive and consequential damages), fines, penalties, liabilities, payments and obligations, and all expenses related thereto. Losses shall include any reasonable legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action.

"Material Personal Property" has the meaning specified in Section 2.11.

"Market Value" of the Buyer's Common Stock for a given date means the volume-weighted average of the closing prices for the Buyer's Common Stock on the Nasdaq National Market for the ten trading days immediately preceding such date.

"Parallel Agreement" has the meaning specified in Section 6.4.

"Purchase Price" has the meaning specified in Section 1.1.

"Real Property" has the meaning specified in Section 2.11.

"Receivables" has the meaning specified in Section 2.12.

"SEC" means the Securities and Exchange Commission.

"Second Installment Payment" has the meaning specified in Sections 1.1 and
1.2 hereof.

"Second Installment Period" means the period from March 1, 1999 - August 31,
1999.

"Securities Act" means the Securities Act of 1933, as amended.

"Sellers" means the Seller and each of the other owners of capital stock of the Company listed on Schedule 2.2 selling their Company Shares to the Buyer pursuant to a Parallel Agreement.

"Seller's Indemnified Persons" means each of the Sellers, their heirs and assigns.

"Selling Period" means the six month period beginning on the date of delivery of an Installment Payment in the form of Interleaf Shares.

"Software" means the software programs which perform the functions more particularly described on Schedule 2.14, and includes all prior and future versions thereof, all work in progress, all derivatives, portions, adaptations, extracts, copies, documentation, manuals, programmers' note, architecture, data models, logic models, and all Intellectual Property embodied, contained reduced to practice, expressed, displayed, used or exploited therein or through the use thereof.

"Taxes" means all applicable taxes, including without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes, severance, stamp, occupation, and windfall taxes, of every kind, character or description imposed by any governmental or quasi-governmental authority (domestic or foreign), and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or assessments.

"Tax Returns" means all Federal, state, local, and foreign, government income, excise, gross receipts and franchise tax returns, real estate and personal property tax returns, sales and use tax returns, employee tax and contribution returns and all other tax returns, reports and declarations, including valid extensions therefor, or estimated taxes required to be filed by it, with respect to all Taxes.

"Third Party Action" means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any person reasonably believes it may be an Indemnified Person hereunder.

"Trade Secrets" means all trade secrets and manufacturing and other secret processes and technologies required for or used in the manufacture, development, marketing and maintenance of products, including software, which are useful and/or provide a competitive advantage and as to which the Sellers have made reasonable efforts to maintain confidentiality.

ARTICLE 11.    MISCELLANEOUS.

11.1 Survival of Warranties. All representations, warranties, agreements, covenants and obligations herein or in any schedule, certificate or financial statement delivered by any party to another party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing for the applicable periods set forth in Article 8 and shall be further actionable subject to the limitations set forth therein, regardless of any investigation and shall not merge in the performance of any obligation by either party hereto.

11.2 Right to Offset. Buyer has the right to offset and credit any and/or all payments to be made by it under this Agreement to or for the benefit of the Sellers (other than the First Installment Payment, which shall not be subject to offset by reason of claims) by reason of any claim by Buyer against Seller or the Company for indemnification pursuant to Section 8.1 hereof. If the Buyer does exercise its right of set-off hereunder, it shall give Seller ten calendar days advance written notice of that fact in accordance with the provisions hereof. If Buyer does exercise its right of set-off, it shall do so for all Sellers pro rata to their ownership interests in the Company before Closing. If it is ultimately determined (by final judgment of a court of competent jurisdiction not subject to further appeal, by binding arbitration award, or by agreement between the parties) that Buyer was not entitled to set off the amount so set-off, Buyer shall pay Seller interest on the amount withheld from the date when it should have been paid to the date of payment at an interest rate equal to the rate at which Buyer could then borrow funds from its principal commercial lending bank.

11.3 Sale or Change in Control of Buyer. If, within eighteen (18) months from the date of Closing, there shall be any change in the Interleaf Shares as a result of a merger, consolidation, exchange or similar change in the Buyer's Common Stock which would preclude the operation of Section 1.5 hereof (a "Reorganization Transaction") Buyer will use its best efforts to obtain an agreement of the other parties to the Reorganization Transaction either (i) to repurchase any remaining Interleaf Shares for an amount in cash equal to the net minimum obligation of Buyer under the price guaranty provided by
Section 1.5(c) as of the date of such Reorganization Transaction, or (ii) to agree that the price and liquidity provisions set forth in Section 1.5 hereof are applicable to the securities of the acquiring or surviving entity received by the Seller in the Reorganization Transaction. Buyer shall not have the obligation under (ii) of the preceding sentence to obtain comparable price and liquidity protection for the benefit of the Seller if in Buyer's opinion such agreement would prevent the Buyer's use of a pooling of interests method of accounting; provided, that if the Seller does not receive comparable price and liquidity protections in connection with the Reorganization Transaction, then the Buyer shall offer on one occasion to repurchase Seller's Interleaf Shares at a price per share equal to not less than 90% nor more than 110% of the Market Value of the Interleaf Shares on the date of delivery of the Interleaf Shares being repurchased.

11.4 Fees and Expenses. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, or its negotiation and termination (if terminated), including without limitation all legal, accounting and investment banking or advisory fees, except that accounting and legal fees properly booked as Company expenses prior to August 31, 1998 may be paid by the Company provided they do not cause the Company's Closing Date net book value and cash and cash equivalents to be less than $1,376,000 and 440,000, respectively.

11.5 Notices. All notices, requests, demands and other communications required or permitted to be given (i) hereunder by any party hereto shall be in writing and shall be deemed to have been duly given when received if delivered personally, or (ii) on the business day following the business day sent if sent by prepaid domestically recognized overnight receipted courier if sent domestically, or (iii) on the third business day following the day sent if sent by prepaid internationally recognized overnight receipted courier if sent internationally, or (iv) when receipt is telephonically acknowledged if sent by telecopier transmission on a business day or, if not a business day, on the next following business day, or (v) when answered back if sent by telex, if on a business day, or if not a business day, or the next following business day, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

   If to the Sellers or, prior to the Closing, to the Company, to:

   Dona D. Ray
   77 Avenue of Champions
   Nicholasville, Kentucky  40356

   and
   PDR Automated Systems & Publications, Inc.
   800 Corporate Drive, #200
   Lexington, KY  40503-2793
   Attn.:  Dona D. Ray, President
   Tel:  (606) 223-4005
   Fax:  (606) 223-7938

   with a copy to:

   Vimont & Wills, PLLC
   155 East Main Street, Suite 300
   Lexington, KY  40507-1317
   Attn.: Bernard F. Lovely, Esquire
   Tel:(606) 252-2202
   Fax:(605) 259-2927
   If to the Buyer, to:

   Interleaf, Inc.

   62 Fourth Street
   Waltham, MA 02154
   Attn.: Craig Newfield, V.P. & General Counsel
   Tel: 781-768-1086
   Fax: 781-768-1145
   with a copy to:

   Brown, Rudnick, Freed & Gesmer

   One Financial Center
   Boston, Massachusetts 02111
   Attn.: David Murphree, Esquire
   Tel:  617-856-8200
   Fax:  617-856-8201

and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

11.6 Publicity and Disclosures. Except as may be otherwise required for compliance by Buyer with applicable stock market rules or securities laws (and subject to applicable limitations contained in contracts to which the Company is a party), neither Buyer nor the Company shall issue nor approve any news release or other public announcement concerning this Agreement (or any schedules or exhibits hereto) without the prior written approval of the other. Buyer and the Company agree to issue a mutually satisfactory press release concerning the execution of this Agreement or consummation of the transactions contemplated by this Agreement.

11.7 Confidentiality. The parties agree that they will keep confidential and not disclose or divulge any confidential, proprietary or secret information which they may obtain from another party hereto in connection with the transactions contemplated herein, or pursuant to inspection rights granted hereunder, or reveal the financial or other terms and conditions of this Agreement unless such information is or hereafter becomes public information through means other than a default hereof by such party or is required to be disclosed by applicable law, including applicable securities laws or stock exchange rules or regulations; provided, however, that Buyer shall use its reasonable best efforts to obtain any consents of third parties or confidential treatment, as applicable, in connection with the disclosure of information relating to contracts to which the Company is a party as may be required by the terms of such contracts. The obligations of this Section
10.7 shall survive any termination of this Agreement.

11.8 Time Period. The parties acknowledge that time is of the essence with respect to the fulfillment of the respective obligations of the parties hereto and the Closing of the Transaction as contemplated by this Agreement.

11.9 Entire Agreement. This Agreement (including all exhibits or schedules appended to this Agreement and all documents delivered pursuant to or referred to in this Agreement, all of which are hereby incorporated herein by reference) constitutes the entire agreement between the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto, have been expressed herein or in the documents incorporated herein by reference.

11.10 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

11.11 Assignability. This Agreement may not be assigned otherwise by operation of law or otherwise (a) by Buyer without the prior written consent of Sellers or (b) by Sellers without the prior written consent of Buyer. However, any or all rights of Buyer to receive performance (but not the obligations of Buyer to Sellers hereunder) and rights to assert claims against Sellers in respect of breaches of representations, warranties or covenants of Sellers hereunder, may be assigned by Buyer to any direct or indirect subsidiary or other affiliate of Buyer, but any such assignee of Buyer's rights hereunder shall take such rights subject to any defenses, counterclaims and rights of setoff to which Sellers might be entitled under this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

11.12 Amendment. This Agreement may be amended only by a written agreement executed all parties hereto.

11.13  Governing Law.

   (a) This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts (other than the choice of law principles thereof), except that any representations and warranties with respect to real and tangible property shall be governed by and construed in accordance with the laws of the jurisdiction where such property is situated.

   (b) Any claim, action, suit or other proceeding initiated by any party to this Agreement, under or in connection with this Agreement may be asserted, brought, prosecuted and maintained in any Federal or state court in The Commonwealth of Massachusetts, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof, and the parties hereby waive any and all rights to object to the laying of venue in any such court and to any right to claim that any such court may be an inconvenient forum. Each of the Parties hereby submit themselves to the jurisdiction of each such court and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement.

11.14 Remedies. The parties hereto acknowledge that the remedy at law for any breach of the obligations undertaken by the parties hereto is and will be insufficient and inadequate and that the parties hereto shall be entitled to equitable relief, in addition to remedies at law. In the event of any action to enforce the provisions of this Agreement, Sellers shall waive the defense that there is an adequate remedy at law. Sellers acknowledge that the Company Shares are unique and cannot be obtained on the open market. Without limiting any remedies Buyer may otherwise have hereunder or under applicable law, in the event Sellers refuse to perform their obligations under this Agreement, Buyer shall have, in addition to any other rights at law or equity, the right to specific performance.

11.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.16 Effect of Table of Contents and Headings. Any table of contents, title of an article or section heading herein contained is for convenience of reference only and shall not affect the meaning of construction of any of the provisions hereof.

   IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as an instrument under seal in multiple counterparts by their duly authorized representatives on September 8, 1998, to be effective as of the date first set forth above.

                                        INTERLEAF, INC.

                                        BY:
                                            -----------------------------------
                                         Name:
                                               --------------------------------
                                        Title:
                                               --------------------------------

                                        PDR AUTOMATED SYSTEMS & PUBLICATIONS,
                                        INC.


                                        BY:
                                            -----------------------------------
                                        Name: Dona D. Ray
                                        Title: President

                                        SELLER:


                                        -------------------------------

                              STOCK PURCHASE AGREEMENT
                           List of Schedules and Exhibits
                           ------------------------------

SCHEDULES
---------

Schedule 2.1             Organization and Qualification of Company
Schedule 2.2             Stock Ownership
Schedule 2.6             No Conflict of Transactions with Obligations and Laws
Schedule 2.7(a)          Financial Statements
Schedule 2.7(b)          Auditor's Letters
Schedule 2.8             Liabilities Since Base Balance Sheet
Schedule 2.9             Conduct of Business
Schedule 2.10            Taxes
Schedule 2.11            Real Property Leases and Personal Property
Schedule 2.12            Receivables
Schedule 2.14(b)         Intellectual Property Rights
Schedule 2.14(c)         Qualifications to Statutory Intellectual Property Rights
Schedule 2.14(d)         Confidentiality Agreements, Non-Competition Agreements,
                         Etc.
Schedule 2.15(a)         Contracts
Schedule 2.15(b)         Defaults
Schedule 2.15(c)         Material Suppliers and Customers
Schedule 2.15(d)         Backlog
Schedule 2.16            Consulting and Employee Agreements
Schedule 2.17            Employee Benefits and ERISA Plan
Schedule 2.18            Government Authorizations
Schedule 2.20            Litigation
Schedule 2.21            Borrowings and Guarantees
Schedule 2.22            Financial Services
Schedule 2.23            Insurance Policies

                                       Page 44


Schedule 2.25            Finder's Fee
Schedule 2.26            Transactions with Interested Parties
Schedule 5.2             List of Key Employees

EXHIBITS
--------


Exhibit A           Form of Warrant
Exhibit B           Form of Release
Exhibits C-1,
C-2, C-3            Forms of Employment and Non-Competition Agreement and
                    Consulting and Non-Competition Agreement
Exhibit D           Opinion of Company's and Seller's Counsel
Exhibit E           Opinion of Buyer's General Counsel

                                       Page 46